                                  EXHIBIT 19.1


                                                      --------------------------
                                                            OMB APPROVAL
                                                      OMB Number: 3235-0057
                                                      Expires: February 28, 2006
                                                      Estimated average burden
                                                      hours per response...13.00
                                                      --------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14C
                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:

[ ]      Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X]      Definitive Information Statement


                           PAN AMERICAN ENERGY CORP.
                (Name of Registrant As Specified In Its Charter)

               Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required

[X]      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)      Title of each class of securities to which transaction applies: COMMON
         SHARES
(2)      Aggregate number of securities to which transaction applies: 13,000,000
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $0.90
(4)      Proposed maximum aggregate value of transaction: $11,700,000
(5)      Total fee paid: $1,482.39

[X]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:
(2)      Form, Schedule or Registration Statement No.:
(3)      Filing Party:
(4)      Date Filed:

                            PAN AMERICAN ENERGY CORP.


             6644 North Ocean Boulevard, Ocean Ridge, Florida 33435


                              INFORMATION STATEMENT
                 SHAREHOLDER MAJORITY ACTION AS OF MAY 10, 2004


WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

NOTICE IS HEREBY GIVEN TO ALL STOCKHOLDERS THAT A MAJORITY ACTION OF STOCKHOLDERS (THE "ACTION") OF PAN AMERICAN ENERGY CORP. ("PAN AMERICAN" OR THE "COMPANY") WAS TAKEN BY WRITTEN RESOLUTION ON MAY 10, 2004 BY THE MAJORITY OF STOCKHOLDERS IN ACCORDANCE WITH SECTIONS 78.315 AND 78.320 OF THE NEVADA REVISED STATUTES. THESE PERSONS COLLECTIVELY OWN IN EXCESS OF THE REQUIRED MAJORITY OF THE OUTSTANDING VOTING SECURITIES OF PAN AMERICAN NECESSARY FOR THE ADOPTION OF THE ACTION.

        1. To approve a .66956 for one reverse split of the issued and outstanding shares of common stock;

        2.   To approve the amendment of the Articles of Incorporation to:

             a. change the name of Pan American from "Pan American Energy Corp." to "Morgan Beaumont, Inc."; and

             b. restore the authorized share capital of Pan American after the reverse split back to:

                    i 170,000,000 shares of common stock with a par value of $0.001 per share; and
                    ii. 25,000,000 shares of preferred stock with a par value of $0.001 per share;

        3. To approve the change of business of Pan American from oil and gas exploration and development to the business of Morgan Beaumont, Inc; and

        4. To elect five persons to Pan American's Board of Directors to serve until the next annual general meeting of stockholders and until their respective successors are elected or appointed.

STOCKHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON APRIL 15, 2004 SHALL BE ENTITLED TO RECEIPT OF THIS INFORMATION STATEMENT.


BY ORDER OF THE BOARD OF DIRECTORS,


/s/ Scott Houghton
---------------------------------
SCOTT HOUGHTON, PRESIDENT &
CHIEF EXECUTIVE OFFICER


Approximate date of mailing: July 5, 2004

                            PAN AMERICAN ENERGY CORP.

             6644 North Ocean Boulevard, Ocean Ridge, Florida 33435

                     INFORMATION STATEMENT FOR STOCKHOLDERS


The Board of Directors of Pan American Energy Corp., a Nevada corporation ("Pan American" or the "Company") is furnishing this INFORMATION STATEMENT to shareholders in connection with a majority action of shareholders (the "Action") of Pan American taken on May 10, 2004, in accordance with sections 78.315 and 78.320, respectively of the Nevada Revised Statutes. These stockholders collectively own in excess of the required majority of the outstanding voting securities of Pan American necessary for the adoption of the action. The following matters were approved:

          1. a .66956 for one reverse split of the issued and outstanding shares of common stock;

          2.   the amendment of the Articles of Incorporation to:

               a. change the name of Pan American from "Pan American Energy Corp." to "Morgan Beaumont, Inc."; and

               b. restore the authorized share capital of Pan American after the reverse split back to:

                    i 170,000,000 shares of common stock with a par value of $0.001 per share; and
                    ii. 25,000,000 shares of preferred stock with a par value of $0.001 per share;

          3. the change of business of Pan American from oil and gas exploration and development to the business of Morgan Beaumont, Inc; and

          4. To elect five persons to Pan American's Board of Directors to serve until the next annual general meeting of stockholders and until their respective successors are elected or appointed.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. PLEASE DO NOT SEND IN ANY OF YOUR STOCK CERTIFICATES AT THIS TIME.

This Information Statement is first being mailed on or about July 5, 2004. This Information Statement constitutes notice to Pan American's stockholders of corporate action by stockholders without a meeting as required by Chapter 607 of the Nevada Revised Statutes.

The date of this Information Statement is June 25, 2004.

                                          TABLE OF CONTENTS

                                                                                                PAGE

QUESTIONS AND ANSWERS                                                                             4
GENERAL INFORMATION                                                                               6
       OUTSTANDING SHARES AND VOTING RIGHTS                                                       6
       RECORD DATE                                                                                7
       EXPENSES OF INFORMATION STATEMENT                                                          7
       INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED ON                                      7
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS                                                   7
REVERSE SPLIT AND AMENDMENT TO ARTICLES OF INCORPORATION                                          8
       REVERSE SPLIT                                                                              8
       NO AMENDMENT TO AUTHORIZED SHARE CAPITAL                                                   9
       NAME CHANGE                                                                                9
       GENERAL                                                                                    9
SHARE CAPITALIZATION OF PAN AMERICAN                                                              10
       MATERIAL TERMS OF THE COMMON STOCK                                                         10
       MATERIAL TERMS OF PREFERRED STOCK                                                          10
SUMMARY OF TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT                                      11
       BACKGROUND OF THE MERGER AND BUSINESS HISTORY OF PAN AMERICAN                              11
       REASON FOR APPROVAL BY THE BOARD OF DIRECTORS                                              11
       ACCOUNTING TREATMENT OF THE MERGER                                                         12
       SUMMARY OF THE MERGER AGREEMENT                                                            12
       RELATED TRANSACTIONS                                                                       13
       RISKS RELATED TO THE MERGER                                                                13
       CERTAIN FEDERAL INCOME TAX CONSEQUENCES                                                    14
NO DISSENTER'S RIGHTS                                                                             14
INFORMATION CONCERNING PAN AMERICAN                                                               14
       BUSINESS HISTORY OF PAN AMERICAN                                                           14
       DESCRIPTION OF PROPERTY                                                                    15
       LEGAL PROCEEDINGS                                                                          16
       MARKET FOR PAN AMERICAN'S COMMON EQUITY AND RELATED STOCKHOLDERS MATTER                    17
       FINANCIAL STATEMENTS                                                                       41
       MANAGEMENT DISCUSSION AND ANALYSIS                                                         41


                                                 4

       CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL                  41
       DISCLOSURE
INFORMATION CONCERNING MORGAN                                                                     41
       HISTORY OF MORGAN                                                                          42
       GENERAL DESCRIPTION OF BUSINESS OF MORGAN                                                  42
       INDUSTRY OVERVIEW                                                                          42
       BUSINESS STRATEGY                                                                          42
       DESCRIPTION OF PRODUCTS AND SERVICES                                                       43
       SALES AND MARKETING                                                                        44
       CUSTOMER RELATIONSHIP MANAGEMENT                                                           45
       COMPETITION                                                                                45
       PROPRIETARY RIGHTS                                                                         46
       EMPLOYEES                                                                                  46
       FACILITIES                                                                                 46
       SELECTED FINANCIAL DATA                                                                    47
       MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS        47
       RISKS RELATED TO THE BUSINESS OF MORGAN                                                    48
       MARKET FOR MORGAN'S COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS                         50
       LEGAL PROCEEDINGS                                                                          50
FORWARD LOOKING INFORMATION                                                                       50
ELECTION OF DIRECTORS                                                                             51
       INFORMATION CONCERNING NOMINEES                                                            51
       NO AUDIT, NOMINATING AND COMPENSATION COMMITTEES                                           52
       INFORMATION CONCERNING CURRENT BOARD OF DIRECTOR OPERATIONS                                53
       EXECUTIVE COMPENSATION                                                                     53
       BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION                                        54
       STOCK OPTIONS                                                                              55
       EXERCISE OF STOCK OPTIONS AND YEAR END OPTION VALUES                                       55
       LONG-TERM INCENTIVE PLANS                                                                  55
       COMPENSATION OF DIRECTORS                                                                  55
       EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL                    56
       FAMILIAL RELATIONSHIPS                                                                     56
       SIGNIFICANT EMPLOYEES                                                                      45
       INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS                                                   56


                                                 5

       AUDIT COMMITTEE FINANCIAL EXPERT                                                           56
       CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                             57
       COMPLIANCE WITH SECTION 16(A) IF THE SECURITIES EXCHANGE ACT OF 1934                       57
       INDEMNIFICATION                                                                            57
INDEPENDENT ACCOUNTANTS                                                                           58
WHERE YOU CAN FIND MORE INFORMATION                                                               58
INCORPORATION OF DOCUMENTS BY REFERENCE                                                           58
EXHIBIT "A" NEVADA ARTICLES OF MERGER OR EXCHANGE                                                 60
EXHIBIT "B" AGREEMENT AND PLAN OF REORGANIZATION                                                  65
EXHIBIT "C" AMENDING AGREEMENT                                                                    86
EXHIBIT "D" UNAUDITED FINANCIAL STATEMENTS OF MORGAN                                              87

                              QUESTIONS AND ANSWERS
                              ---------------------





Q: WHAT AM I BEING ASKED TO APPROVE?

A: You are not being asked to approve anything. This Information Statement is being provided to you solely for your information. Four stockholders holding a majority of the outstanding voting common stock of Pan American (the "Majority Stockholders") have already agreed to approve:

         1. a reverse split of the issued and outstanding shares of common stock of Pan American on a .66956 for one basis;

         2.       the amendment of the Articles of Incorporation to:

                  a. change the name of Pan American from "Pan American Energy Corp." to "Morgan Beaumont, Inc."; and

                  b. to reflect the reverse split and maintain the authorized share capital of :

                           i        170,000,000 shares of common stock with a
                                    par value of $0.001 per share; and
                           ii.      25,000,000 shares of preferred stock with a
                                    par value of $0.001 per share;

         3. the change of business of Pan American from oil and gas exploration and development to the business of Morgan Beaumont, Inc ("Morgan"); and

         4. To elect five persons to Pan American's Board of Directors to serve until the next annual general meeting of stockholders and until their respective successors are elected or appointed.


Q: WHY HAVE THE BOARD OF DIRECTORS AND THE MAJORITY STOCKHOLDERS AGREED TO APPROVE THESE ACTIONS?

A: All of these actions are necessary to accomplish the terms of the agreement and plan of reorganization between Pan American and Morgan dated as of May 10, 2004, as amended June 22, 2004 (the "Merger Agreement").


Q: WHAT ARE THE BASIC TERMS OF THE MERGER AGREEMENT?

A: The basic terms are as follows:

         o Morgan will merge into Pan American and the business of Morgan will become the business of Pan American (the "Merger").
         o Prior to the merger Pan American will complete a reverse split of its common stock and certain stock will be cancelled so as Pan American will have approximately 27,000,000 issued and outstanding at the time of merger.

         o In exchange for all the stock of Morgan, the shareholders of Morgan will receive 13,000,000 shares post-reverse-split shares of common stock of Pan American which will represent approximately 32% of the outstanding common stock of Pan American.

         o After the merger is completed, the Board of Directors of Pan American will be the Board of Directors of Morgan prior to the Merger.

         o Other than the stockholders who have agreed to cancel certain shares, you will retain all of your present stockholdings in Pan American and are not required to do anything.

         o Under the laws of Nevada, stockholder approval is not required to enter into the Merger Agreement or to complete the Merger. Nevada law does, however, require stockholder approval be obtained before Pan American may amend its Articles of Incorporation to change its name and to reverse split its outstanding share capital, both necessary elements of the Merger Agreement. It is for this reason stockholder approval was obtained to the Merger Agreement.

         o More detailed information regarding the Merger terms can be found under the heading "Summary of Transaction Contemplated by the Merger Agreement" in this Information Statement.


Q: WILL I RECOGNIZE A GAIN OR LOSS IN CONNECTION WITH THE TRANSACTION WITH
MORGAN?

A: No. We expect the transaction to qualify as tax-free reorganization for United States federal income tax purposes.


Q: DO I HAVE APPRAISAL RIGHTS?

A: No. Nevada law only provides stockholders with appraisal rights in the event of a sale or exchange of all, or substantially all, of the property of a Nevada corporation, other than in the usual and regular course of business. Nevada does not provide for dissenter's rights of appraisal in connection with the recapitalization or other actions being taken by Pan American at this time.


Q: ARE THERE ANY CONDITIONS TO THE TRANSACTION WITH MORGAN?

A: Yes. There are several conditions, including the following:

         o currency of all of Pan American's reports required to be filed under the SECURITIES EXCHANGE ACT OF 1934, as amended;

         o approval of the name change, reverse split and appointment of directors by the holders of common stock of Pan American;

         o Pan American entering into employment agreements with certain key individuals;

         o the issuance of 13,000,000 shares of common stock of Pan American for all the shares of common stock of Morgan;

         o        no injunction or litigation commenced regarding the Merger;

         o the resignation of the current directors and officers of Pan American and Morgan;

         o the appointment of the current Board of Directors of Morgan as the new directors of Pan American;

         o Pan American's share capital being approximately 27,000,000 shares of common stock at the time of closing of the Merger;

         o Pan American having no undisclosed liabilities at the time of closing; and

         o the approval of the Merger Agreement by at least 65% of the holders of common stock of Morgan.


Q: WHAT BUSINESS IS CONDUCTED BY MORGAN?

A: Morgan is a private company located in Sarasota, Florida. Morgan is a provider of stored value MasterCard and money cards in the United States. Morgan develops and supports ATM/Debit Card and stored value MasterCard programs in conjunction with processors and US issuing banks, which are, marketed under the Morgan brand name as well as other private label brands. Morgan's main telephone number is: 941-753-2875 and web site address is: www.morganbeaumont.com. (See "GENERAL INFORMATION.")


Q: ARE THERE RISKS INVOLVED IN THE TRANSACTION WITH MORGAN?

A: Yes. After the transaction is completed, Pan American's success will be totally dependent on the success of Morgan. Morgan is a development stage company and does not have a long history in which to judge its performance as it was only incorporated in July of 2000. There are no assurances that Morgan's operations will be profitable after the closing of the transaction. (See "SUMMARY OF TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT - Risks Related to the Merger," and "INFORMATION CONCERNING MORGAN - Risks Related to the Business of Morgan")


Q: WHEN DO YOU EXPECT TO COMPLETE THE TRANSACTION WITH MORGAN?

A: Within approximately a month after the date of this Information Statement (the "Closing"). As previously mentioned, there are several conditions to the closing of the Merger.


Q: WHEN DO YOU EXPECT TO COMPLETE THE CHANGES PROPOSED IN THIS INFORMATION STATEMENT?

A: The .66956 for one reverse split and the amendments to the articles of incorporation will become effective on the opening of business on the twenty first day following the mailing of this Information Statement to the stockholders of Pan American. Pan American will file the Articles of Amendment and notice of the .66956 for one reverse split with the Secretary of the State of Nevada and such other agencies or entities as may be deemed required or necessary.


Q: WHO CAN I CALL WITH QUESTIONS?

A: Please call Scott Houghton, the President of Pan American, at: 604-632-0068 or Cliff Wildes, Chief Executive Officer of Morgan at: 941-753-2875 extension 2009.

                               GENERAL INFORMATION
                               -------------------

OUTSTANDING SHARES AND VOTING RIGHTS

On April 15, 2004 (the "Record Date"), Pan American had 60,325,000 outstanding shares of common stock with a par value of $0.001 per share. These are the securities that would have been entitled to vote if a meeting was required to be held. Each share of common stock is entitled to one vote. The outstanding shares of common stock at the close of business on April 15, 2005 (the "Record Date") for determining stockholders who would have been entitled to notice of and to vote on the amendments to Pan American's Articles of Incorporation, were held by approximately twenty-two (22) stockholders of record. In connection with the various matters outlined in this Information Statement, Pan American's Board of Directors and a majority of its shareholders, by written consent in lieu of a shareholders meeting, have agreed to:

         o reverse split the issued and outstanding share capital of Pan American on a .66956 for one basis;
         o amend the Articles of Incorporation of Pan American to change the name of Pan American to "Morgan Beaumont, Inc.";
         o change the business of Pan American from oil and gas exploration and development to the business of Morgan;
         o        approve the Merger Agreement between Pan American, and Morgan;
                  and
         o        elect a new slate of directors.

APPROVAL OF REVERSE SPLIT. The primary purpose of the .66956 for one reverse split is to decrease the number of total shares issued and outstanding of Pan American's common stock. Pan American affected a five for one forward split of its stock on March 22, 2004. At the time, management believed this forward split was in the best interest of Pan American and its stockholders. Management on negotiation with the principals of Morgan, agreed to reduce the issued and outstanding share capital of Pan American to what the parties believe is a more realistic level.

The principal effect of the reverse stock split will be that the number of shares of common stock issued and outstanding will be reduced from 60,325,000 shares as of June 25, 2004 to approximately 40,391,207 shares. The actual number of shares outstanding will depend on the number of fractional shares which have either been cancelled or rolled up to the next whole share.

Approval of the reverse split requires the affirmative consent of at least a majority of the outstanding shares of common stock of Pan American. Majority Stockholders holding a total of 34,000,000 shares of common stock (56.36%), have already agreed to this action.

APPROVAL OF THE CHANGE OF BUSINESS DIRECTION. The change of business of Pan American from oil and gas exploration and development to the business of Morgan will move Pan American into a new business direction. Ratification and approval of the new business direction of Pan American requires the affirmative consent of at least a majority of the outstanding shares of common stock of Pan American. Majority Stockholders, holding a total of 34,000,000 shares of common stock (56.36%), have already agreed to this action.

APPROVAL OF THE NAME CHANGE. The proposed change of Pan American's name to "Morgan Beaumont, Inc." is intended to convey more clearly a sense of Pan American's business as to the business of Morgan. Approval of the name change requires the affirmative consent of at least a majority of the outstanding shares of common stock of Pan American. Majority Stockholders holding a total of 34,000,000 shares of common stock (56.36%), have already agreed to this action.

ELECTION OF NEW DIRECTORS. The election of new directors is proposed because the Change of Business Direction will effect a change of control of Pan American and the new business direction will require a board of directors familiar with Morgan's business. The Merger Agreement between Pan American and Morgan requires that new directors be appointed. Approval of the appointment of the new slate of directors requires the affirmative consent of at least a majority of the outstanding shares of common stock of Pan American. Majority Stockholders holding a total of 34,000,000 shares of common stock (56.36%), have already agreed to this action.

RECORD DATE

The close of business on April 15, 2004, has been fixed as the record date for the determination of shareholders entitled to receive this Information Statement.

EXPENSES OF INFORMATION STATEMENT

The expenses of mailing this Information Statement will be borne by Pan American, including expenses in connection with the preparation and mailing of this Information Statement and all documents that now accompany or may hereafter supplement it. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the Information Statement to the beneficial owners of the common stock, held of record by such persons, and that Pan American will reimburse them for their reasonable expenses incurred in connection therewith.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED ON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, through security holdings or otherwise, in the proposed amendment to effect the reverse split of Pan American's outstanding voting securities or in any action covered by the related resolutions adopted by the Board of Directors and the Majority Stockholders, which is not shared by all other stockholders.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                 -----------------------------------------------

The following table sets forth information concerning the ownership of common stock with respect to shareholders who were known to Pan American to be beneficial owners of more than 5% of the common stock and the officers, directors and management of Pan American individually and as a group as of the

Record Date, April 15, 2004. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of common stock.

NAME AND ADDRESS                                AMOUNT AND NATURE                  PERCENT OF
OF BENEFICIAL OWNER                             OF BENEFICIAL OWNER              VOTING STOCK(1)
-------------------                             -------------------              ---------------
Scott C. Houghton                               13,900,000 shares(2)                  22.6%(3)
1201 West Pender Street, Suite 2002
Vancouver, BC V6E 2V2

Korina Houghton                                 13,900,000 shares(4)                  22.6%(3)
1238 Melville Street, Suite 1205
Vancouver, BC V6E 4N2

Arnold Howardson                                10,500,000 shares(5)                  17.1%(3)
6131 Greenwood Place
Nanaimo, BC V9V 1K6

Peter Whitehead                                 7,500,000 shares                      13.7%(3)
2440 Queens Avenue
West Vancouver, BC V7V 2Y6

Nick MacKinnon                                  7,500,000 shares                      13.9%(3)
2267 Marstrand Avenue
Vancouver, BC V6K 2H8

All Officers and Directors                      24,400,000 shares(6)                  39.1(7)
as a Group that consists of
three people

NOTES:

(1) The percent of class is based on 60,325,000 shares of common stock issued and outstanding as of April 15, 2004.

(2) Of the shares represented, 12,500,000 are in the name of Scott C. Houghton and 300,000 shares are in the name of his wife, Korina Houghton, of which he is deemed to be the beneficial owner. Also in the number of shares represented, 1,100,000 represent options to purchase common shares. Of these options, 125,000 are held in the name of Korina Houghton and 975,000 are held in the name of Scott C. Houghton.

(3) Percentage is calculated assuming the options beneficially held by this securities holder (but only this holder) have been exercised.

(4) Of the shares represented, 300,000 are in the name of Korina Houghton and 12,500,000 shares are in the name of her husband, Scott C. Houghton, of which she is deemed to be the beneficial owner. Also in the number of shares represented, 1,100,000 represent options to purchase common shares. Of these options, 125,000 are held in the name of Korina Houghton and 975,000 are held in the name of Scott C. Houghton.

(5) Of the shares represented, 9,500,000 are held by Mr. Howardson outright and 1,000,000 represent options to purchase common shares.

(6) Of the shares represented, 22,300,000 are held outright and 2,100,000 represent options to purchase common shares. The shares and options held by Scott C. Houghton and Korina Houghton have only been included once, even though they are the beneficial holder of the securities of the other.

(7) Percentage is calculated assuming the options held by the officers and directors have been exercised.


            REVERSE SPLIT AND AMENDMENT TO ARTICLES OF INCORPORATION
            --------------------------------------------------------

REVERSE SPLIT

The primary purpose of the reverse split is to decrease the number of total shares issued and outstanding of the Pan American's common stock. Pan American affected a five for one forward split of its stock on March 22, 2004. At the time management believed this forward split was in the best interest of Pan American and its stockholders. Management on negotiation with the principals of Morgan, agreed to reduce the issued and outstanding share capital of Pan American to what the parties believe is a more realistic level.

The principal effect of the reverse stock split will be that the number of shares of common stock issued and outstanding will be reduced from 60,325,000 shares as of June 25, 2004 to approximately 40,391,207 shares (depending on the number of fractional shares that are rounded up or rounded down on conversion).

The reverse stock split itself will not change the proportionate equity interests of Pan American's stockholders, nor will the respective voting rights and other rights of shareholders be altered. The common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split is not intended as, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the SECURITIES EXCHANGE ACT OF 1934. It is just an adjustment to Pan American's previous forward split. Pan American will continue to be subject to the periodic reporting requirements of the SECURITIES EXCHANGE ACT OF 1934.

Stockholders should recognize that they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately prior to the filing of the certificate of amendment multiplied by .66956). While Pan American expects that the reverse stock split will result in an increase in the market price of its common stock, there can be no assurance that the reverse stock split will increase the market price of its common stock by a multiple equal to the exchange number or result in the permanent increase in the market price (which is dependent upon many factors, including our performance and prospects). Also, should the market price of our common stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would pertain in the absence of a reverse stock split. Furthermore, the possibility exists that liquidity in the market price of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse stock split may increase the number of stockholders of Pan American who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the reverse stock split will achieve the desired results that have been outlined above.

No fractional shares will be issued in connection with the Reverse Split. Stockholders who would otherwise be entitled to receive fractional shares, because they hold a number of shares of common stock that is not evenly multiplied by .66956, will have the number of new shares to which they are entitled rounded to the nearest whole number of shares. The number of new shares will be rounded up if the fractional share is equal to or greater than 0.5 and rounded down if the fraction is less than 0.5. No shareholders will receive cash in lieu of fractional shares.

NO AMENDMENT TO AUTHORIZED SHARE CAPITAL

Pan American's current share capitalization will remain 170,000,000 shares of common stock with a par value of $0.001 per share; and 25,000,000 shares of preferred stock with a par value of $0.001 per share after the reverse split.

NAME CHANGE

The proposed amendment to Pan American's Articles of Incorporation will cause Pan American to change its name to "Morgan Beaumont, Inc." On filing of the Amendment to the Articles of Amendment with the Nevada Secretary of State, the name change will be effective.

GENERAL

The foregoing amendments will become effective on the opening of business on the twenty first day following the mailing of the Definitive Stockholders Information Statement to Pan American's stockholders. Any executive officer, as required by the Nevada Law, is entitled to execute and file the Articles of Amendment with the Secretary of the State of the State of Nevada and such other agencies or entities as may be deemed required or necessary.

Following the reverse split and name change, the share certificates you now hold will continue to be valid. In the future, new share certificates will be issued bearing the new name, but this in no way will effect the validity of your current share certificates. The reverse split and name change will occur on the effective date without any further action on the part of stockholders of Pan American and without regard to the date or dates on which share certificates representing shares of pre-split common stock actually surrendered by each holder thereof for certificates representing the number of shares of post-split common stock which each such stockholder is entitled to receive as a consequence of the reverse split. After the effective date of the reverse split and name change, each share certificate representing shares of pre-split common stock will be deemed to represent .66956 shares of common stock of Pan American. Certificates representing post-split common stock and bearing our new name will be issued in due course as old share certificates are tendered for exchange or transfer to our transfer agent: Pacific Stock Transfer Company, 500 E. Warm Springs Road, Ste 240, Las Vegas NV 89119.

The share certificates representing shares of new common stock will contain the same restrictive legend as is on the shares of existing common stock in exchange for which the new shares are being issued. As applicable, the time period during which a stockholder has held the existing common stock will be included in the time period during which such stockholder actually holds the share certificates representing the additional new common stock received as a result of the share divisions for the purposes of determining the term of the restrictive period applicable to the new common stock.


                      SHARE CAPITALIZATION OF PAN AMERICAN
                      ------------------------------------

MATERIAL TERMS OF THE COMMON STOCK

As of April 15, 2004, there were 60,325,000 shares issued and outstanding. On the effective date of the .66956 for one reverse split, there will be 40,391,207 shares of common stock issued and outstanding. Certain stockholders have agreed to cancel 20,000,000 post-split shares of common stock they hold in Pan American on or prior to the proposed Merger with Morgan. Pan American will issue approximately 13,000,000 shares of common stock to the current stockholders of Morgan on completion of the Merger. Pan American, post-Merger, will have approximately 40,000,000 shares of common stock issued and outstanding.

The holders of shares of common stock are entitled to one vote for each share held of record on each matter submitted to shareholders. Shares of common stock do not have cumulative voting rights for the election of directors. The holders of shares of common stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds of Pan American, legally available for the payment of dividends. The holders of shares of common stock do not have any preemptive rights to subscribe for or purchase any stock, obligations or other securities of Pan American and have no rights to convert their common stock into any other securities.

On any liquidation, dissolution or winding up of Pan American, holders of shares of common stock are entitled to receive pro rata on all of the assets of Pan American available for distribution to shareholders.

The foregoing summary of the material terms of the capital stock of Pan American does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the provisions of the Articles of Incorporation of Pan American, as amended by the Amendment to the Articles attached hereto as Exhibit A.

MATERIAL TERMS OF PREFERRED STOCK

Pan American may issue one or more series of preferred stock with such designations, rights, preferences, limitations and/or restrictions as it should determine by vote of a majority of directors. By way of illustration, preferred shares may have special rights and preferences which may include special voting rights (or denial of voting rights), special rights with respect to payment of dividends, conversion rights, rights of redemption, sinking funds, and special rights in the event of liquidation, as the Board of Directors may determine. These rights and preferences will be determined by the Board of Directors at the time of issue. Pan American does not have any shares of preferred stock issued and outstanding at this time and does not contemplate issuing any preferred stock in the near future.


          SUMMARY OF TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT
          ------------------------------------------------------------

The Board of Directors of Pan American has unanimously approved the Merger Agreement among Pan American and Morgan which provides for or requires completion of the following series of transactions as conditions to consummation of the Merger:

         o        currency of all of Pan American's reports required to be filed under the Securities Exchange Act of 1934, as amended;
         o        approval of the name change, reverse split and appointment of directors by the holders of common stock of Pan American;
         o Pan American entering into employment agreements with certain key individuals;
         o the issuance of 13,000,000 shares of common stock of Pan American for all the shares of common stock of Morgan;
         o        no injunction or litigation commenced regarding the Merger;
         o the resignation of the current directors and officers of Pan American and Morgan;
         o the appointment of the current Board of Directors of Morgan as the new directors of Pan American;
         o Pan American's share capital being approximately 27,000,000 shares of common stock at the time of the Closing;
         o        officer's certificates be provided;
         o Pan American having no undisclosed liabilities at the time of Closing; and
         o approval of the Merger Agreement by at least 65% of the holders of common stock of Morgan.

A majority of Pan American's shareholders have agreed by way of a majority action of shareholders to approve the above transactions.

BACKGROUND OF THE MERGER AND BUSINESS HISTORY OF PAN AMERICAN

Pan American was incorporated under the laws of the State of Nevada on May 26, 2000. Prior to July of 2000, Pan American 's business activities were limited to organization and initial financing of its business plan. Pan American, since its date of incorporation, has tried its hand unsuccessfully at several businesses. Most recently Pan American entered into an agreement dated December 15, 2003 to acquire the rights to certain oil and gas leases in Colorado comprising the "Horizontal Amsden Play" from Zone Exploration, Inc. and a Mr. John Fredlund. By entering into this agreement, Pan American hoped to become a junior oil and gas exploration company. The closing of this transaction was subject to the completion of due diligence and obtaining financing. Pan American was unable to secure the necessary financing to close this agreement and the agreement was subsequently terminated by Zone Exploration, Inc. on April 7, 2004.

In January to March of 2004, management of Morgan was looking at various alternatives to become a public company. Morgan was introduced to Pan American through a mutual business associate. The parties commenced discussions in April 2004. In May of 2004 they negotiated an agreement and plan of reorganization which eventually became the Merger Agreement which was signed by the parties on May 10, 2004.

REASONS FOR APPROVAL BY THE BOARD OF DIRECTORS

The Board of Directors has given careful consideration to the Merger, the existing business operations of Morgan, the future business potential and plans of Morgan, the current book value of Pan American, the interest of stockholders of Pan American and the risks of the Merger to the existing shareholders. Based on the foregoing considerations, the Board of Directors believe that the transactions contemplated by the Merger Agreement, including the reverse split and name change, are fair and in the best interests of Pan American.

The Board of Directors believe that Pan American will benefit from the Merger, with an immediate impact being the significant new operations and revenues, assets, and shareholders' equity, as well as giving Pan American the ability to expand the operations of Morgan based on future private placement funding(s).

ACCOUNTING TREATMENT OF THE MERGER

On the Closing of the Merger, based on management's consultation with the auditors for Pan American it appears that the proper accounting treatment is defined as a "reverse acquisition", whereby Morgan will account for the transaction as the purchase of Pan American. Morgan is deemed to be the "acquirer" due to the common shareholders of Morgan ultimately controlling the reorganized company.

SUMMARY OF THE MERGER AGREEMENT

The following contains, among other things, a summary of the material features of the Merger Agreement. This Summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the executed Merger Agreement, which is attached hereto as Exhibit B and Amending Agreement attached hereto as Exhibit "C".

GENERAL TERMS. Pan American and Morgan have entered into a Merger Agreement which provides that subject to the meeting of certain conditions, Pan American will issue an aggregate total of thirteen-million (13,000,000) shares of common stock with a restrictive legend for all of the shares of Morgan currently held by the Morgan stockholders. After the closing of the Merger, Morgan will cease to exist and the business of Morgan will be the business of Pan American and 32.5% of the ownership of Pan American will be controlled by the former shareholders of Morgan.

On or at the time of the Closing of the Merger, Pan American is required to have approximately 27,000,000 shares of common stock issued and outstanding. In order to get to this number, Pan American has agreed to reverse split its common stock on a .66956 for one basis, which will reduce the issued and outstanding share capital of Pan American from 60,325,000 to approximately 40,391,207 shares of common stock. Fractional shares will be rolled up or down to the nearest whole number. The issued and outstanding share capital of Pan American will be further reduced by the cancellation of 20,000,000 pre-split shares of common stock held by certain stockholders who have agreed to cancel their shares at the time of closing the Merger. Pan American, therefore, will have approximately 27,000,000 shares issued and outstanding at the time of the Merger.

On completion of the Merger, the reverse split and share cancellation, the ownership of the common stock by:

         o        the current shareholders of Morgan, as a group; and
         o the current Pan American shareholders as a group is estimated to be as follows:

GROUPS OF STOCKHOLDERS                          COMMON STOCK            % OWNED
Morgan Stockholders
                                                 13,000,000              32.5%
Pan American Stockholders
                                                 27,000,000              67.5%
TOTAL OF ALL STOCKHOLDERS
                                                 40,000,000             100.0%

The foregoing table includes all the shares of common stock which are or become issuable on the exercise of any stock options or warrants which may be outstanding at time of the Closing.

CLOSING. Closing is scheduled to take place at such time as agreed by the parties but in any event may not occur earlier than 20 days following notice to shareholders under this Information Statement as prescribed by Section 14(c) of the SECURITIES EXCHANGE ACT OF 1934 (the "Act").

CONDITIONS FOR CLOSING. The obligation of each of the parties to consummate the Merger is subject to the following conditions, among others:

         o        currency of all of Pan American's reports required to be filed under the Securities Exchange Act of 1934, as amended;
         o        approval of the name change, reverse split and appointment of directors by the holders of common stock of Pan American;
         o Pan American entering into employment agreements with certain key individuals;
         o the issuance of 13,000,000 shares of common stock of Pan American for all the shares of common stock of Morgan;
         o        no injunction or litigation commenced regarding the Merger;
         o the resignation of the current directors and officers of Pan American and Morgan;
         o the appointment of the current Board of Directors of Morgan as the new directors of Pan American;
         o        Pan American's share capital being approximately 27,000,000 shares of common stock at the time of the Closing;
         o        Pan American having no undisclosed liabilities at Closing the
                  Merger; and
         o the approval of the Merger Agreement by at least 65% of the holders of common stock of Morgan.

TERMINATION AND WAIVERS. The Merger may be terminated at any time prior to the Closing by:

         o        mutual consent of the parties;
         o by Morgan or Pan American if the other party is in material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement; or
         o by either party if the conditions to the obligations of such party to consummate the Merger have not been satisfied or waived by June 30, 2004.

Each party may, by a written instrument, waive or extend the time of the Closing or performance of any of the obligations of the other party pursuant to the Merger.

REGULATORY APPROVALS. No approvals by any governmental authority are required in order to complete the Merger.

RELATED TRANSACTIONS

EMPLOYMENT AGREEMENTS. In connection with the Merger Agreement, Pan American has agreed to assume the employment agreements that Morgan currently has with Messrs. Don Craig; Ken Craig; Erik Jensen; Gary Gealy; James Smith, III; Rod Braido; Clifford Wildes and Ms. Linda Sheppard. Each agreement becomes effective on the Closing of the Merger. The terms of the employment agreements are set out in more detail under "Election of Directors - Executive Compensation" in this Information Statement.

CANCELLATION OF STOCK. As part of the Merger, two stockholders have agreed to cancel 20,000,000 shares of common stock they currently hold in Pan American on the Closing of the Merger. These shares will not be cancelled if the Merger fails to close.

RISKS RELATED TO THE MERGER

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION OF YOUR PERCENTAGE EQUITY AND VOTING INTEREST. We will issue 13,000,000 shares of common stock to the stockholders of Morgan. The 13,000,000 shares will represent approximately 32.5% of the number of shares of common stock outstanding as of June 25, 2004, assuming the cancellation of certain shares. Accordingly, the Merger will have the effect of substantially reducing the percentage equity and voting interest held by each of Pan American's stockholders.

THE MORGAN STOCKHOLDERS MAY BE ABLE TO SIGNIFICANTLY INFLUENCE US FOLLOWING THE SHARE ISSUANCE. The substantial ownership of common stock by Morgan stockholders after the Closing of the Merger will provide them with the ability to exercise substantial influence in the election of directors and other matters submitted for approval by Pan American's stockholders. Following the closing of the Merger, the ownership of common stock by Morgan stockholders, including those who will become directors and/or executive officers of Pan American, will represent approximately 32.5% of the outstanding shares of Pan American on June 25, 2004, assuming the cancellation of certain shares. This concentration of ownership of Pan American's common stock may make it difficult for other stockholders of Pan American to successfully approve or defeat matters which may be submitted for stockholder action. It may also have the effect of delaying, deterring or preventing a change in control of Pan American without the consent of the Morgan stockholders. In addition, sales of common stock by the Morgan stockholders to a third party may result in a change of control of Pan American.

THE COMBINED COMPANY MAY BE UNABLE TO OBTAIN REQUIRED ADDITIONAL CAPITAL. As indicated in the risk factors relating to Morgan below, the combined company plans on raising up to $2 million in a combination of debt and equity securities, to have sufficient working capital to run and grow the business through December 31, 2004. Should the combined company be unsuccessful in its efforts to raise additional capital, it will be required to curtail its plans or it may be required to cut back or stop operations. There can be no assurance that the combined company will raise additional capital or generate cash from operations sufficient to meet its obligations and planned requirements.

MORGAN MAY LOSE RIGHTS UNDER CONTRACTS WITH CUSTOMERS AND OTHER THIRD PARTIES AS A RESULT OF THE MERGER. Morgan has numerous contracts with suppliers, customers, licensors, licensees and other business partners. The Merger may trigger requirements under some of these contracts to obtain the consent, waiver or approval of the other parties. If Morgan cannot do so, it may lose some of these contracts or have to renegotiate the contracts on terms that may be less favorable. In addition, many of these contracts may have short terms or maybe terminated following a short notice period. Loss of these contracts would reduce Morgan and our revenues and may, in the case of some contracts, affect the rights that are important to the operation of our new business.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following discussion is limited to the material federal income tax consequences of the proposed Merger and does not discuss state, local, foreign tax consequences or all of the tax consequences that might be relevant to an individual stockholder of Pan American. Pan American has not sought an opinion as to the tax consequences of the Merger, however, Pan American believes that the Merger will qualify for federal income tax purposes as a tax free reorganization under Section 368(a)(1)(B) of THE INTERNAL REVENUE CODE OF 1986, as amended (the "Code"). As such, Pan American will not recognize a gain or loss as a result of the Merger. Nor will the stockholders of Pan American recognize a gain or loss.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO SPECIFIC TAX CONSEQUENCES TO YOU BY THE MERGER INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS.

                              NO DISSENTER'S RIGHTS
                              ---------------------

Under the Nevada Revised Statutes, the change of Pan American's name and reverse split of the issued and outstanding common stock does not require Pan American to provide dissenting stockholders with a right of appraisal and Pan American will not provide stockholders with such a right.

                       INFORMATION CONCERNING PAN AMERICAN
                       -----------------------------------

BUSINESS HISTORY OF PAN AMERICAN

Pan American was incorporated under the laws of the state of Nevada on May 26, 2000 under the name Coyote Ventures Corp. On December 31, 2002, Pan American changed its name from Coyote Ventures Corp. to August Biomedical Corporation, on March 22, 2004 it changed its name from August Biomedical Corporation to Pan American Energy Corp. Pan American has one subsidiary company, August Research Corp.

Prior to July of 2000, Pan American's business activities were limited to organization and initial financing. Pan American entered into an agreement dated July 15, 2000 (the "Option Agreement") with John MacPherson ("MacPherson"). Under the terms of the Option Agreement, Pan American was granted an option to acquire the Flint Mineral Claim in the Slocan Mining Division of British Columbia, Canada. The terms of the Option Agreement required Pan American to make certain payments and complete certain exploration work on the Flint Mineral Claim in order to exercise the Option, including the making of a $50,000 payment on June 30, 2002. Although the exploration work conducted by Pan American on the Flint Mineral Claim was encouraging, Pan American was not able, due to weather conditions, to complete sufficient exploration work to permit its geological consultant to recommend the making of the payment due June 30, 2002 and MacPherson was not willing it to extend the payment date with the result that Pan American's option was terminated. Following termination of the Option, Pan American acquired a proprietary potential technology for cancer detection known as the CERVeyorTM Technology.

Pan American acquired the CERVeyorTM Technology from Nicolas B MacKinnon (the "Vendor") by an agreement dated August 16, 2002 (the "Acquisition Agreement"). Under the terms of the Acquisition Agreement Pan American paid $20,000 (the "Purchase Price") to the Vendor to acquire the CERVeyorTM Technology. Under the terms of the Acquisition Agreement the Vendor had the right to re-acquire the CERVeyorTM Technology for the return of the Purchase Price the if Pan American failed to complete financing to raise net proceeds of $200,000 US within 90 days of the date of the Acquisition Agreement (which financing was completed) and a further $800,000 US within 180 days of the date of the Acquisition Agreement (which financing was not completed). Consequently, on June 11, 2003 the Vendor returned the Purchase Price to Pan American and Pan American lost the Technology.

Pan American entered into an option agreement dated September 9, 2002 (the "Biomax Option Agreement") with Biomax Technologies (the "Optionor"). Under the terms of the Biomax Option Agreement Pan American paid $20,000 to acquire an option to acquire United States Patent Number 6,021,344, a patent covering a fluorescence scope system for dermatologic diagnosis (the "ORALview Technology"). In order to exercise the option Pan American was required to pay $180,000 US to the Optionor on or before January 30, 2003. Pan American borrowed $200,000 from 648613 B.C. Ltd (the "Lender") to permit it to exercise the Option. Pan American was unable to repay the loan when required and the Lender exercised its right under the terms of a Loan and Security Agreement dated July 9, 2003 to cause Pan American to convey the ORALview Technology to the Lender in satisfaction of the loan.

Pan American entered into an agreement dated December 15, 2003 with Zone Exploration, Inc. and Mr. John Fredlund whereby Pan American acquired the right to purchase the certain oil and gas leases comprising the Horizontal Amsden Play in Musselshell and Yellowstone Counties, Montana. This transaction was subject to completion of due diligence and obtaining financing. Pan American was unable to secure the necessary financing to close this agreement and the agreement was subsequently terminated by Zone Exploration, Inc. on April 7, 2004.

On May 10, 2004, Pan American signed the Merger Agreement with Morgan and expects to enter into the business of Morgan on close of the Merger.

DESCRIPTION OF PROPERTY

Pan American presently does not own any material property. Pan American has an office at 6644 North Ocean Boulevard, Ocean Ridge, Florida 33435, which is provided free of charge. Pan American's office address will change to the current office address of Morgan on completion of the Merger.

LEGAL PROCEEDINGS

CLAIM BY PETER WHITEHEAD
------------------------

Pan American and its August Research Corp., were subject to a legal proceeding commenced in the Supreme Court of British Columbia on July 24, 2003 by Peter Whitehead, a former director and officer of Pan American. Mr. Whitehead has since abandoned his claims against Pan American and the parties have provided each other with a mutual release settling this matter.

CLAIM BY ICYBERDATA TECHNOLOGY INC.
-----------------------------------

During our second quarter ended February 29, 2004, iCyberdata commenced legal action against Pan American in respect of a memorandum of undertaking (the "MOI") dated July 24, 2003 and a share purchase agreement dated September 30, 2003 (the "Share Purchase Agreement"). Pan American was contemplating the purchase of the shares of iCyberdata from the shareholders of iCyberdata. In furtherance of the proposed purchase, Pan American entered into the MOI and executed a copy of the Share Purchase Agreement. Pan American takes the position that the MOI was intended to be a non-binding letter of intent only and that the Share Purchase Agreement entered into by Pan American was not to be binding on the company until it was executed by the shareholders of iCyberdata and its final form was approved by Pan American's legal counsel neither of which events ever occurred. iCyberdata, by letter dated October 29, 2003 claimed to terminate the Agreement and has demanded $75,000 from Pan American under the terms of the alleged agreement. In subsequent correspondence iCyberdata continues to allege that Pan American was required to advance them $10,000 per month in respect of the alleged agreement terminated by their letter of October 29, 2003. Pan American and iCyberdata are currently finalizing a non-cash settlement of this matter at which time the parties will provide a mutual release of any and all potential claims.

MARKET FOR PAN AMERICAN'S COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

MARKET INFORMATION
------------------

Pan American's shares are currently trading on the OTC Bulletin Board under the stock symbol "PAEY". The listing was obtained on May 16, 2002. The high and the low prices for Pan American's shares for each quarter of its last two fiscal years since the shares commenced trading were:

FISCAL QUARTER ENDED                                 HIGH              LOW
August 31, 2002                                      $4.75             $0.35
November 30, 2002                                    $6.90             $2.75
February 28, 2003                                    $7.40             $3.00
May 31, 2003                                         $4.05             $1.65
August 31, 2003                                      $0.90             $0.41
November 30, 2003                                    $0.49             $0.41
February 28, 2004                                    $ 2.15            $ 0.49
May 31, 2004                                         $ 2.50            $ 0.38

The source of the high and low bid price information is the OTC Bulletin Board. The market quotations provided reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

HOLDERS OF COMMON STOCK
-----------------------

As of June 25, 2004, there were 22 registered shareholders of Pan American's common stock.

DIVIDENDS
---------

There are no restrictions in Pan American's Articles of Incorporation or bylaws that restrict us from declaring dividends. The NEVADA REVISED STATUTES, however, prohibit it from declaring dividends where, after giving effect to the distribution of the dividend:

         o Pan American would not be able to pay its debts as they become due in the usual course of business; or
         o Pan American's total assets would be less than the sum of its total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Pan American has never declared nor paid any cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. Pan American's current policy is to retain any earnings in order to finance the expansion of its operations. Pan American's board of directors will determine future declaration and payment of dividends, if any, in light of the then-current conditions they deem relevant and in accordance with the NEVADA REVISED STATUTES.

NO EQUITY COMPENSATION PLAN
---------------------------

Pan American does not have an equity compensation plan and does not plan to implement such a plan.

REPORTS TO SECURITIES HOLDERS
-----------------------------

Pan American is required to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities Exchange Commission on a regular basis, and will be required to timely disclose certain material events (e.g., changes in corporate control; acquisitions or dispositions of a significant amount of assets other than in the ordinary course of business; and bankruptcy) in a current report on Form 8-K.

You may read and copy any materials Pan American files with the Securities and Exchange Commission at their Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

FINANCIAL STATEMENTS

The audited financial statements of Pan American for the year ended August 31, 2003, and the unaudited financial statements of Pan American for the quarter ended February 29, 2004, are included below:



                          AUGUST BIOMEDICAL CORPORATION
                        (FORMERLY COYOTE VENTURES CORP.)
                          (A DEVELOPMENT STAGE COMPANY)


                        CONSOLIDATED FINANCIAL STATEMENTS


                            AUGUST 31, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)

                                                         [MORGAN & COMPANY LOGO]


                          INDEPENDENT AUDITORS' REPORT


To the Shareholders of
August Biomedical Corporation
(Formerly Coyote Ventures Corp.)
(A development stage company)

We have audited the consolidated balance sheets of August Biomedical Corporation (formerly Coyote Ventures Corp.) (a development stage company) as at August 31, 2003 and 2002, and the consolidated statements of loss, cash flows, and stockholders' equity for each of the two years then ended August 31, 2003, and for the period from inception, May 26, 2000, to August 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at August 31, 2003 and 2002, and the results of its operations and cash flows for the periods indicated in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1(c) to the financial statements, the Company incurred a net loss of $625,797 since inception, has not attained profitable operations and is dependent upon obtaining adequate financing to fulfill its development activities. These factors raise substantial doubt that the Company will be able to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1(c). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, B.C.                                           "Morgan & Company"
November 24, 2003, except as to Note 10                   Chartered Accountants
   which is as December 15, 2003.




Tel: (604) 687-5841                              P.O. Box 10007 Pacific Centre
fax: (604) 687-0075                               Sute 1488 - 700 West Georgia
                                                                        Street
www.morgan-cas.com                                     Vancouver, B.C. V7Y 1A1

                                      AUGUST BIOMEDICAL CORPORATION
                                    (FORMERLY COYOTE VENTURES CORP.)
                                      (A DEVELOPMENT STAGE COMPANY)


                                       CONSOLIDATED BALANCE SHEETS
                                        (STATED IN U.S. DOLLARS)

--------------------------------------------------------------------------------------------------------
                                                                                   AUGUST 31
                                                                             2003            2002
--------------------------------------------------------------------------------------------------------
ASSETS
CURRENT
   Cash                                                                  $         850  $      183,608
   Accounts receivable                                                           3,734               -
   Prepaid expenses                                                                  -           1,554
                                                                                 4,584         185,162
                                                                         -------------------------------
EQUIPMENT (Note 3)                                                                   1          10,991
INTANGIBLE ASSETS (Note 4)                                                           -          20,000
                                                                         -------------------------------

                                                                         $       4,585  $      216,153
========================================================================================================

LIABILITIES
CURRENT
   Accounts payable and accrued liabilities                              $      80,382  $       49,591
                                                                         -------------------------------

STOCKHOLDERS' EQUITY
CAPITAL STOCK
   Authorized:
      100,000,000 Common shares, par value $0.001 per share

   Issued and outstanding:
         12,065,000 Common shares at August 31, 2003 and
         12,025,000 Common shares at August 31, 2002                            12,065          12,025

   Additional paid-in capital                                                  517,935         417,975

SHARE SUBSCRIPTIONS RECEIVED (Note 6)                                           20,000               -

DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE                              (625,797)       (183,278)
                                                                         -------------------------------
                                                                               (75,797)        246,722
LESS: SUBSCRIPTIONS RECEIVABLE                                                       -         (80,160)
                                                                         -------------------------------
                                                                               (75,797)        166,562
                                                                         -------------------------------

                                                                         $       4,585  $      216,153
========================================================================================================

NATURE OF OPERATIONS (Note 1)

                                      AUGUST BIOMEDICAL CORPORATION
                                    (FORMERLY COYOTE VENTURES CORP.)
                                      (A DEVELOPMENT STAGE COMPANY)


                                     CONSOLIDATED STATEMENTS OF LOSS
                                        (STATED IN U.S. DOLLARS)

--------------------------------------------------------------------------------------------------------
                                                                                          INCEPTION
                                                                                            MAY 26
                                                              YEARS ENDED                  2000 TO
                                                               AUGUST 31                  AUGUST 31
                                                        2003               2002              2003
--------------------------------------------------------------------------------------------------------
EXPENSES
      Amortization                                $          5,240  $           1,331  $         6,571
      Consulting fees (Note 8)                             215,838             32,436          259,274
      General and administrative                            41,850             11,711           53,922
      Interest (Note 5)                                     20,000                  -           20,000
      Investor relations                                    19,500              3,190           22,690
      Mineral property option payments                           -             10,000           15,500
      Mineral property exploration expenditures                  -              4,000           12,273
      Professional fees                                    101,249             27,500          194,492
      Stock transfer fees                                    3,478                835            5,711
      Write down of advances receivable                      1,500                  -            1,500
      Write down of equipment                               33,864                  -           33,864
                                                  ------------------------------------------------------

NET LOSS FOR THE PERIOD                           $        442,519  $          91,003  $       625,797
========================================================================================================


BASIC AND DILUTED LOSS PER SHARE                  $          (0.04) $           (0.01)
========================================================================================


WEIGHTED AVERAGE NUMBER OF SHARES
   OUTSTANDING                                          12,046,534         11,581,250
========================================================================================

                                      AUGUST BIOMEDICAL CORPORATION
                                    (FORMERLY COYOTE VENTURES CORP.)
                                      (A DEVELOPMENT STAGE COMPANY)


                                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                                        (STATED IN U.S. DOLLARS)

--------------------------------------------------------------------------------------------------------
                                                                                          INCEPTION
                                                                                            MAY 26
                                                                  YEARS ENDED              2000 TO
                                                                   AUGUST 31              AUGUST 31
                                                               2003          2002            2003
--------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net loss for the period                            $     (442,519)  $   (91,003)   $    (625,797)
      Items not involving cash:
         Amortization                                             5,240         1,331            6,571
         Interest                                                20,000             -           20,000
         Write down of equipment                                 33,864             -           33,864

ADJUSTMENTS TO RECONCILE NET LOSS TO NET
   CASH USED BY OPERATING ACTIVITIES
      Prepaid expenses                                            1,554        (1,554)               -
      Accounts receivable                                        (3,734)            -           (3,734)
      Accounts payable and accrued liabilities                   50,791        (1,276)          80,382
                                                         -----------------------------------------------
                                                               (334,804)      (92,502)        (488,714)
                                                         -----------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
      Share capital issued                                      180,160       264,840          530,000
      Share subscriptions received                               20,000             -           20,000
      Loan payable                                              180,000             -          180,000
                                                         -----------------------------------------------
                                                                380,160       264,840          730,000
                                                         -----------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
      Purchase of equipment                                     (28,114)      (12,322)         (40,436)
      Patent acquisitions                                      (220,000)            -         (220,000)
      Proceeds from sale of patent                               20,000             -           20,000
                                                         -----------------------------------------------
                                                               (228,114)      (12,322)        (240,436)
                                                         -----------------------------------------------

(DECREASE) INCREASE IN CASH                                    (182,758)      160,016              850

CASH, BEGINNING OF PERIOD                                       183,608        23,592                -
                                                         -----------------------------------------------

CASH, END OF PERIOD                                      $          850   $   183,608    $         850
========================================================================================================

SUPPLEMENTAL DISCLOSURE OF NON-CASH
   FINANCING ACTIVITIES
      Accounts payable for patent cost accrued           $            -   $    20,000    $           -
                                                         ===============================================
      Patent exchanged for loan repayment                $      200,000   $         -    $     200,000
                                                         ===============================================


                                         AUGUST BIOMEDICAL CORPORATION
                                        (FORMERLY COYOTE VENTURES CORP.)
                                         (A DEVELOPMENT STAGE COMPANY)

                               CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY

                                                AUGUST 31, 2003
                                            (STATED IN U.S. DOLLARS)


                                     COMMON STOCK
                        -----------------------------------------
                                                       ADDITIONAL       SHARE
                                                        PAID-IN     SUBSCRIPTIONS
                          SHARES         AMOUNT         CAPITAL        RECEIVED       DEFICIT         TOTAL
                        -----------    -----------    -----------    -----------    -----------    -----------
Shares issued for
  cash at $0.001
  (May 2000)             7,500,000     $    7,500     $       --     $       --     $       --     $    7,500

Shares issued for
  cash at $0.01
  (June 2000)            4,000,000          4,000         36,000             --             --         40,000

Shares issued for
  cash at $0.10
  (August 2000)             75,000             75          7,425             --             --          7,500

Net loss for the
  period                        --             --             --             --        (17,927)       (17,927)
                        -----------    -----------    -----------    -----------    -----------    -----------

Balance, August 31,
  2000                  11,575,000         11,575         43,425             --        (17,927)        37,073

Net loss for the
  year                          --             --             --             --        (74,348)       (74,348)
                        -----------    -----------    -----------    -----------    -----------    -----------

Balance, August 31,
  2001                  11,575,000         11,575         43,425             --        (92,275)       (37,275)

Shares issued for
  cash at $0.50
  (August 2002)            150,000            150         74,850             --             --         75,000

Shares issued for
  cash at $1.00
  (August 2002)            300,000            300        299,700             --             --        300,000

Net loss for the
  year                          --             --             --             --        (91,003)       (91,003)
                        -----------    -----------    -----------    -----------    -----------    -----------

Balance, August 31,
  2002                   12,025,000         12,025        417,975             --       (183,278)       246,722

Share subscriptions
   received                     --             --             --         20,000             --         20,000

Shares issued for
  cash at $2.50
  (February 2003)           40,000             40         99,960             --             --        100,000

Net loss for the
  year                          --             --             --             --       (442,519)      (442,519)
                        -----------    -----------    -----------    -----------    -----------    -----------

Balance, August 31,
  2003                  12,065,000     $   12,065     $  517,935     $   20,000     $ (625,797)    $  (75,797)
                        ===========    ===========    ===========    ===========    ===========    ===========

                          AUGUST BIOMEDICAL CORPORATION
                        (FORMERLY COYOTE VENTURES CORP.)
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            AUGUST 31, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)


1. NATURE OF OPERATIONS

         a)       Organization

                  The Company was incorporated on May 26, 2000 in the State of Nevada, U.S.A. On December 31, 2002, the Company changed its name from Coyote Ventures Corp. to August Biomedical Corporation.

         b)       Development Stage Activities

                  August Biomedical Corporation (the "Company") is currently a development stage company under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 7. During the year, the Company was engaged in the business of developing technology related to cancer imaging systems and conducted business through its wholly owned subsidiary, August Research Corporation. The Company has discontinued this business and is devoting substantially all of its present efforts to establish a new business and none of its planned principal operations have commenced.

                  In prior years, the Company had been primarily engaged in the acquisition and exploration of mining properties, and was classified as an exploration stage company.

         c)       Going Concern

                  The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

                  As shown in the accompanying financial statements, the Company has incurred a net loss of $625,797 for the period from May 26, 2000 (inception) to August 31, 2003, and has no sales. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its technology. Management has plans to seek additional capital through a private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

                          AUGUST BIOMEDICAL CORPORATION
                        (FORMERLY COYOTE VENTURES CORP.)
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            AUGUST 31, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)


2.       SIGNIFICANT ACCOUNTING POLICIES

         The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

         The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

         a)       Consolidation

                  These financial statements include the accounts of the Company and its wholly-owned subsidiaries, Coyote-Flint Exploration Corp. and August Research Corp., both British Columbia corporations.

         b)       Equipment

                  Equipment is recorded at cost. Amortization of office equipment and laboratory equipment is calculated on a straight-line basis at annual rates of 30% and 20% respectively.

         c)       Intangible Asset

                  The Company continually monitors its intangible assets to determine whether any impairment has occurred. In making such determination with respect to these assets, the Company evaluates the performance on an undiscounted cash flow basis, of the intangible assets or group of assets, which gave rise to an asset's carrying amount. Should impairment be identified, a loss would be reported to the extent that the carrying value of the related intangible asset exceeds the fair value of that intangible asset using the discounted cash flow method. The Company has not amortized intangible assets as operations have not commenced.

                          AUGUST BIOMEDICAL CORPORATION
                        (FORMERLY COYOTE VENTURES CORP.)
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            AUGUST 31, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)


2.       SIGNIFICANT ACCOUNTING POLICIES (Continued)

         d)       Impairment of Long-Lived Assets

                  The Company periodically evaluates potential impairments of its long-lived assets, including intangibles. When the Company determines that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more indicators of impairment, the Company evaluates the projected undiscounted cash flows related to the assets. If these cash flows are less than the carrying value of the assets, the Company measures the impairment using discounted cash flows or other methods of determining fair value.

                  Long-lived assets to be disposed of are carried at the lower of cost or fair value less estimated costs of disposal.

         e)       Use of Estimates

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from these estimates.

         f)       Foreign Currency Translation

                  The Company's functional currency is the U.S. dollar. Transactions in foreign currency are translated into U.S. dollars as follows:

                  i) monetary items at the rate prevailing at the balance sheet date;
                  ii)      non-monetary items at the historical exchange rate;
                  iii) revenue and expense at the average rate in effect during the applicable accounting period.

                          AUGUST BIOMEDICAL CORPORATION
                        (FORMERLY COYOTE VENTURES CORP.)
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            AUGUST 31, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)


2.       SIGNIFICANT ACCOUNTING POLICIES (Continued)

         g)       Stock Based Compensation

                  The Company accounts for stock based employee and director compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25 - "Accounting for Stock Issued to Employees", and related interpretations, and complies with the disclosure provisions of SFAS No. 123 - "Accounting for Stock Based Compensation". Under APB No. 25, compensation expense is based on the difference, if any, on the date the number of shares receivable is determined, between the estimated fair value of the Company's stock and the exercise price of options to purchase that stock. Stock based compensation arrangements for others are recorded at their fair value as the services are provided and the compensation earned.

         h)       Income Taxes

                  The Company has adopted Statement of Financial Accounting Standards No. 109 - "Accounting for Income taxes" (SFAS 109). This standard requires the use of an asset and liability approach for financial accounting, and reporting on income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

         i)       Basic and Diluted Loss Per Share

                  In accordance with SFAS No. 128 - "Earnings Per Share", the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

         j)       Mineral Property Option Payments and Exploration Costs

                  The Company expenses all costs related to the maintenance and exploration of mineral claims in which it has secured exploration rights prior to establishment of proven and probable reserves. To date, the Company has not established the commercial feasibility of its exploration prospects, therefore, all costs are being expensed.

                          AUGUST BIOMEDICAL CORPORATION
                        (FORMERLY COYOTE VENTURES CORP.)
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            AUGUST 31, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)


3.       EQUIPMENT

                                                        2003           2002
                                                    ---------------------------

      Office equipment                              $     2,481     $    2,481
      Laboratory equipment                               37,955          9,841
                                                    ---------------------------
                                                         40,436         12,322
      Less: Accumulated amortization                     (6,571)        (1,331)
      Less: Write down to nominal value                 (33,864)             -
                                                    ---------------------------

                                                    $         1     $   10,991
                                                    ===========================

4.       INTANGIBLE ASSETS

         a)       Cerveyor Technology

                  Pursuant to a sale agreement dated August 16, 2002, the Company acquired a United States Patent for direct viewing of induced tissue fluorescence by a human viewer through an endoscope (the "Technology"). The Technology is subject to a royalty of 0.75% in favour of the British Columbia Cancer Foundation.

                  In addition, the acquisition is subject to a provision requiring the Company to complete debt or equity financing to raise net proceeds of $200,000 within 90 days of the agreement, and a further $800,000 within 180 days of the agreement. In the event the Company does not raise the required funds within the time required, the vendor may, at his option, reacquire the Technology for a consideration equal to the purchase price paid by the Company. The Company has fulfilled the first provision by completing a private placement of 300,000 common shares at $1.00 per share for gross proceeds of $300,000.

                  The Company did not raise the necessary $800,000 within the required timeframe. As a result, on June 11, 2003, the Company received notice from the vendor that they were exercising their option to reacquire the Technology for $20,000.

         b)       Oralview Technology

                  Pursuant to an option agreement, dated September 9, 2002, the Company paid $20,000 to acquire an option to acquire a United States patent covering the Oralview Technology. The Company exercised its option by paying $180,000 on January 30, 2003. Under a July 9, 2003 loan and security agreement, the Oralview Technology is being held as security against the $180,000 loan payable (see Note 5).

                          AUGUST BIOMEDICAL CORPORATION
                        (FORMERLY COYOTE VENTURES CORP.)
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            AUGUST 31, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)


5.       LOAN PAYABLE

         Loan payable is a short term unsecured bridge financing repayable on the earlier of the first major financing or August 30, 2003. The loan is repayable in the amount of $200,000 which includes a bonus of $20,000 to cover interest.

         On July 9, 2003, the Company entered into a loan and security agreement whereby the lender will forgo exercising its right to demand immediate payment on August 30, 2003 in consideration of the Company doing the following: (i) loan to be secured by the patent covering the Oralview Technology; (ii) commence paying the lender interest at 1% per month;
         (iii) repaying the $200,000 amount as follows: $25,000 on or before July 15, 2003; $75,000 on or before August 15, 2003; and the balance of $100,000 on or before September 15, 2003.

         As the Company has not made any of the required payments, the lender has exercised its rights to acquire the patents covering the Oralview Technology in exchange for full repayment of the loan.

6.       SHARE SUBSCRIPTIONS RECEIVED

         The Company has approved the private placement of 3,000,000 units at $2.00 per unit. Each unit will consist of one common share and one warrant to purchase an additional common share at $3.00 for a period of eighteen months. As at August 31, 2003, $20,000 had been advanced in connection with this private placement. Subsequent to August 31, 2003, the Company ceased raising financing under the private placement.

7.       STOCK OPTION PLAN

                  The Company adopted a stock option plan (the "Plan") pursuant to which the directors may grant a maximum of 1,736,250 common stock options to officers, key employees and consultants. The Company granted 1,735,000 fully vested incentive stock options allowing the holders to purchase one common share of the Company at $2.50 per share for a term expiring September 9, 2004.

                          AUGUST BIOMEDICAL CORPORATION
                        (FORMERLY COYOTE VENTURES CORP.)
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            AUGUST 31, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)


7.       STOCK OPTION PLAN (Continued)

         The following is a summary of the stock option activity during the year ended August 31, 2003:

                                                                     WEIGHTED
                                                      NUMBER         AVERAGE
                                                        OF           EXERCISE
                                                      SHARES          PRICE
                                                 -----------------------------

           Outstanding, August 31, 2002                      -     $       -

           Granted                                   1,735,000          2.50
           Exercised                                   (40,000)        (2.50)
                                                 -----------------------------

           Outstanding, August 31, 2003              1,695,000     $    2.50
                                                 =============================

8.       RELATED PARTY TRANSACTIONS

         During the year ended August 31, 2003, the Company incurred consulting expenses of $112,187 (2002 - $18,423) to directors and officers.

         As at August 31, 2003, the Company has $20,850 (2002 - $23,460) in
         accounts payable owing to a director and officer.

9.       CONTINGENCY

         The Company is subject to a legal action being brought against it by a former director and officer for wrongful dismissal and breach of contract. Management is of the opinion that the amount of the claim, if any, is not determinable and, accordingly, no provision has been recorded in the accounts at August 31, 2003.

                          AUGUST BIOMEDICAL CORPORATION
                        (FORMERLY COYOTE VENTURES CORP.)
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            AUGUST 31, 2003 AND 2002
                            (STATED IN U.S. DOLLARS)


10.      SUBSEQUENT EVENTS

         On December 15, 2003, the Company entered into an agreement to acquire a 100% working interest (82.5% net revenue interest) in certain oil and gas leases located in Yellowstone Counties, Montana, U.S.A. The purchase price is $185,366 payable as follows:

         a) a non-refundable deposit of $20,000 on execution of the Agreement and

         b) $165,366 due by February 16, 2004, subject to satisfactory due diligence by the Company.

         Under the terms of the Agreement, should the Company elect to proceed with the acquisition following completion of the due diligence, it will be committed to expend an additional $3,325,000 over the next two years to acquire additional leases, complete seismic surveys and drill wells.

                            PAN AMERICAN ENERGY CORP.
                    (FORMERLY AUGUST BIOMEDICAL CORPORATION)
                          (A DEVELOPMENT STAGE COMPANY)

                    CONSOLIDATED INTERIM FINANCIAL STATEMENTS



                                FEBRUARY 29, 2004
                                   (UNAUDITED)
                            (STATED IN U.S. DOLLARS)


                            PAN AMERICAN ENERGY CORP.
                    (FORMERLY AUGUST BIOMEDICAL CORPORATION)
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)
                            (STATED IN U.S. DOLLARS)


                                                                 FEBRUARY 29        AUGUST 31
                                                                    2004              2003
------------------------------------------------------------------------------------------------
ASSETS
   CURRENT
     Cash                                                      $           26    $           85
     Goods and Services tax recoverable                        $        4,189    $        3,734
                                                               ---------------------------------
                                                                        4,215             4,584
   EQUIPMENT                                                                1                 1
                                                               ---------------------------------
                                                               $        4,216    $        4,585
================================================================================================

LIABILITIES
   CURRENT
     Accounts payable and accrued liabilities                  $       92,652    $       80,382
                                                               ---------------------------------

STOCKHOLDERS' DEFICIENCY
   CAPITAL STOCK
     Authorized:
     100,000,000 Common shares, par value $0.001 per share

     Issued and outstanding:
     12,065,000 Common shares                                          12,065            12,065

     Additional paid-in capital                                       517,935           517,935

   SHARE SUBSCRIPTIONS RECEIVED (Note 4)                               20,000            20,000

   DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE                 (638,436)         (625,797)
                                                               ---------------------------------
                                                                     (88,436)          (75,797)
                                                               ---------------------------------
                                                               $        4,216    $        4,585
================================================================================================
NATURE OF OPERATIONS (Note 2)

                                       PAN AMERICAN ENERGY CORP.
                                (FORMERLY AUGUST BIOMEDICAL CORPORATION)
                                     (A DEVELOPMENT STAGE COMPANY)
                                 CONSOLIDATED INTERIM STATEMENT OF LOSS
                                              (UNAUDITED)
                                        (STATED IN U.S. DOLLARS)


                                                                                           CUMULATIVE
                                                                                              FROM
                                                                                            INCEPTION
                                THREE MONTHS                       SIX MONTHS                MAY 26
                                   ENDED                              ENDED                  2000 TO
                                FEBRUARY 29                        FEBRUARY 29             FEBRUARY 29
                          2004               2003             2004             2003          2004
-------------------------------------------------------------------------------------------------------
EXPENSES

Amortization            $       -         $   1,082        $      -         $   1,998       $  6,571

Consulting fees                 -            83,481               -           134,387        259,274

General and
  administrative              257            4,357              493            23,187         54,415

Interest                        -                -                -           -               20,000

Investor relations              -            3,368                -            23,500         22,690

Mineral property
  option payments               -                -                -           -               15,500

Mineral property
  exploration
  expenditures                  -                -